Exhibit 99.1
CADENCE PHARMACEUTICALS REPORTS THIRD QUARTER 2007
FINANCIAL RESULTS AND PROVIDES CLINICAL PROGRAM UPDATE
SAN DIEGO, CA — November 14, 2007 — Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting, today reported unaudited financial results for the third quarter and nine months ended September 30, 2007, as well as an update on the company’s clinical development program for intravenous acetaminophen.
“During the quarter, we continued to make progress in advancing our Phase III clinical development programs for our two drug candidates, intravenous acetaminophen, which we have recently branded Acetavance™, for the treatment of pain and fever, and Omigard™, a topical gel for the prevention of catheter-related infections,” stated Ted Schroeder, President and Chief Executive Officer of Cadence. “We remain on track to meet our clinical and pre-commercialization milestones for the rest of this year, to announce top line results from our first three pivotal efficacy trials of Acetavance in early 2008, to complete patient enrollment in our Phase III clinical trial of Omigard in the second quarter of 2008 and to submit a New Drug Application, or NDA, for Acetavance to the U.S. Food and Drug Administration in the second half of 2008.”
“In October 2007, we completed patient enrollment in our two pivotal Phase III clinical trials of Acetavance for the treatment of fever in adults,” added Jim Breitmeyer, Executive Vice President, Development and Chief Medical Officer of Cadence. “Before year end, we also plan to begin enrollment in our two planned safety studies of this product candidate. We will also initiate an additional pivotal, Phase III clinical trial of Acetavance for the treatment of acute pain in adults following abdominal laparoscopic surgery. This study is not expected to delay our NDA submission timeline.”
“The additional study is a nice complement to the rest of the Acetavance program, because it will provide data in laparoscopic surgery, an increasingly common alternative to more extensive procedures,” said Eugene R. Viscusi, M.D., Director, Acute Pain Management Service, Thomas Jefferson University, Jefferson Medical College, a member of Cadence’s advisory board for Acetavance. “If the studies are successful and Acetavance is approved, I believe that physicians will also appreciate the flexibility of two different doses and dosing intervals, and having prescribing information in patients with mild to moderate pain, which will supplement findings from the more severe pain models studied in the other Acetavance clinical trials.”
Financial Results
Cadence reported a net loss for the third quarter of 2007 of $13.0 million, or $0.45 per share, compared to a net loss of $7.8 million, or $6.01 per share, in the third quarter of 2006. For the nine months ended September 30, 2007, the company reported a net loss of $37.5 million, or $1.31 per share, compared to a net loss of $43.2 million, or $34.27 per share for the nine months ended September 30, 2006.
As of September 30, 2007, Cadence held cash and cash equivalents of $54.5 million.
Total operating expenses for the third quarter of 2007 were $13.6 million, compared to $8.0 million for the third quarter of 2006. The increase in operating expenses was primarily due to a $4.0 million increase in research and development expenses related to the company’s ongoing Phase III clinical trials of Omigard and Acetavance. In addition, the increased operating expenses were due to pre-commercialization manufacturing development activities for Acetavance, increased personnel-related costs due to the planned hiring of staff to support the company’s clinical and regulatory activities, and a $1.2 million increase in general and administrative expenses due to increases in salaries and related personnel costs, including stock-based compensation charges and costs related to operating as a public company.
For the nine months ended September 30, 2007, operating expenses were $39.6 million, compared to $43.9 million for the nine months ended September 30, 2006. The decrease in operating expenses was primarily related to a one-time, initial license fee of $25.3 million incurred by Cadence during the first quarter of 2006 in connection with the company’s acquisition of rights to Acetavance. This decrease was partially offset by a $16.5 million increase in costs during the first nine months of 2007 related to the company’s ongoing Phase III clinical trials of Omigard and Acetavance, pre-commercialization manufacturing development activities for both product candidates, personnel-related costs due to the planned hiring of staff to support the company’s clinical and regulatory efforts, and a $3.5 million increase in general and administrative expenses due to increases in salaries and related personnel costs, including stock-based compensation charges, depreciation expenses and costs related to operating as a public company.
Cadence expects that its total operating expenses for 2007 will be between $54 and $57 million, which is lower than the $57 to $60 million range previously announced and includes approximately $4 million in non-cash, stock-based compensation. The reduction is primarily related to changes in the timing of certain pre-commercialization manufacturing development expenditures and the initiation of certain clinical trials. Cadence also anticipates that cash and cash equivalents at December 31, 2007 will be between $37 and $40 million.
Acetavance™ Clinical Program Update
▪	In October 2007, Cadence completed enrollment in two Phase III clinical trials of Acetavance for the treatment of fever in adults — one study comparing Acetavance to placebo and the other study comparing Acetavance to orally-administered acetaminophen. In August 2007, the company completed enrollment in a pivotal, Phase III clinical trial of Acetavance for the treatment of post-operative pain following abdominal gynecological surgery. Cadence anticipates announcing top-line results from all three studies in early 2008.

▪	In the fourth quarter of 2007, Cadence plans to initiate enrollment in a Phase III clinical trial of Acetavance for the treatment of mild-to-moderate acute pain in adults following abdominal laparoscopic surgery. This randomized, double-blinded, multi-center study of 240 subjects is designed to evaluate the safety and efficacy of two doses of Acetavance compared to placebo, 1000 mg every six hours and 650 mg every four hours. The primary endpoint for this study will be the sum of pain intensity differences from baseline over 24 hours (SPID24) at p <0.05 and 90% power. Cadence anticipates completing enrollment in this study in the second quarter of 2008.

▪	As previously disclosed, the company also plans to initiate two multi-day safety studies of Acetavance, one study in adult and the other study in pediatric patients, in the fourth quarter of 2007.

▪	Assuming successful completion of all of the company’s planned clinical trials for this product candidate, Cadence remains on target for the submission of a 505(b)(2) NDA for Acetavance to the U.S. Food and Drug Administration in the second half of 2008 requesting marketing approval of Acetavance for the treatment of acute pain and fever in adults and children.

Acetavance Pivotal Phase III Efficacy Trials	Enrollment Status

Treatment of pain following abdominal gynecologic surgery	Completed
Treatment of fever in adults (vs. placebo)	Completed
Treatment of fever in adults (vs. oral acetaminophen)	Completed
Treatment of pain following abdominal laparoscopic surgery	Initiation in Fourth Quarter 2007

Other Acetavance Trials	Enrollment Status

Adult pharmacokinetics	Completed
Adult safety	Initiation in Fourth Quarter 2007
Pediatric pharmacokinetics	Ongoing
Pediatric safety	Initiation in Fourth Quarter 2007
Conference Call and Webcast at 8:30 a.m. Eastern Time / 5:30 a.m. Pacific Time
Cadence management will host a conference call on Thursday, November 15, 2007 at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to provide the company’s clinical program update and discuss financial results for the third quarter ended September 30, 2007. Interested investors may participate in the conference call by dialing 800-289-0461 (domestic) or 913-312-6680 (international). To access the webcast, please log on to the company’s website at www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call.
About Cadence Pharmaceuticals, Inc.
Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. The company currently has two Phase III product candidates in development, Acetavance™ (intravenous acetaminophen) for the treatment of acute pain and fever, and Omigard™ (omiganan pentahydrochloride 1% topical gel) for the prevention of catheter-related infections. For more information about Cadence’s pipeline, visit www.cadencepharm.com.
Forward-Looking Statements
Cadence cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding: the timeframes in which Cadence expects to complete and disclose results from its clinical trials of Acetavance and Omigard; the potential for filing and indications for use to be included in its NDAs for Acetavance and Omigard and the timing of any such filings; the company’s projected operating expenses and cash balances; and its expectations for completing clinical and pre-commercialization manufacturing development objectives for both product candidates. The inclusion of forward-looking statements should not be regarded as a representation by Cadence that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in Cadence’s business, including, without limitation: Cadence’s dependence on the success of Acetavance and Omigard; any delays in completing enrollment in, or significant regulatory issues concerning the execution of, the company’s clinical trials for Acetavance and Omigard; unexpected adverse side effects or inadequate therapeutic efficacy of Acetavance or Omigard that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; the adequacy of the clinical trial designs for Acetavance and Omigard to generate data that are deemed sufficient by regulatory authorities to support potential regulatory filings in the desired indications for use; delays or quality issues with respect to the completion of required pre-commercialization manufacturing development activities for Acetavance and Omigard, which could increase costs and delay or limit Cadence’s ability to obtain regulatory approvals; any failure by Cadence’s contract manufacturers and suppliers to produce its product candidates in the required volumes on a timely basis, or to comply with applicable regulations; any uncured, material breaches of the agreements with, or termination or disruption of the company’s relationships with, its contract manufacturers and suppliers; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for Acetavance or Omigard; the company’s ability to maintain patent protection for Acetavance and Omigard and to commercialize these product candidates without infringing the patent rights of others; the market potential for pain, fever, local catheter site infections and other target markets, and the company’s ability to compete in these markets; fluctuations in quarterly and annual financial results; the company’s need to obtain substantial additional funding to complete its product development plans and the potential that it may not be able to raise sufficient capital when needed; and other risks detailed in Cadence’s prior press releases as well as in Cadence’s periodic public filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Cadence™, Acetavance™ and Omigard™ are trademarks of Cadence Pharmaceuticals, Inc.
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Contacts:	William R. LaRue SVP & Chief Financial Officer Cadence Pharmaceuticals, Inc. 858-436-1400

Anna Gralinska Director, Investor Relations Cadence Pharmaceuticals, Inc. 858-436-1452

Susan Neath Media Relations Porter Novelli Life Sciences 619-849-6007

CADENCE PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Operating expenses:
Research and development	$10,353,033	$6,387,623	$31,349,828	$40,051,593
Marketing	694,187	244,284	1,462,724	560,825
General and administrative	2,555,579	1,362,551	6,819,111	3,330,531

Total operating expenses	13,602,799	7,994,458	39,631,663	43,942,949

Loss from operations	(13,602,799)	(7,994,458)	(39,631,663)	(43,942,949)

Other income (expense):
Interest income	820,850	479,500	2,775,877	1,032,001
Interest expense	(185,868)	(227,954)	(605,999)	(271,849)
Other expense	(18,618)	(39,929)	(18,937)	(39,929)

Total other income, net	616,364	211,617	2,150,941	720,223

Net loss	$(12,986,435)	$(7,782,841)	$(37,480,722)	$(43,222,726)

Basic and diluted net loss per share(1)	$(0.45)	$(6.01)	$(1.31)	$(34.27)

Shares used to compute basic and diluted net loss per share(1)	28,637,956	1,295,807	28,530,309	1,261,128

(1)	As a result of the issuance of 6,900,000 shares of common stock in the Company’s initial public offering in the fourth quarter of 2006 and the conversion of the Company’s preferred stock into 19,907,605 shares of common stock upon completion of the Company’s initial public offering, there is a lack of comparability in the per share amounts between the 2006 and 2007 periods presented.

CADENCE PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$54,451,097	$86,825,526
Restricted cash	1,981,849	347,849
Prepaid expenses and other current assets	635,409	820,311

Total current assets	57,068,355	87,993,686

Property and equipment, net	4,930,888	3,558,618
Restricted cash	1,233,281	1,233,281
Other assets	515,852	536,042

Total assets	$63,748,376	$93,321,627

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,341,141	$2,073,726
Accrued liabilities	12,748,423	7,378,750
Current portion of long-term debt	2,765,601	2,338,010

Total current liabilities	18,855,165	11,790,486

Deferred rent	1,290,551	1,460,109
Long-term debt, less current portion	2,558,479	4,661,990
Other long-term liabilities	22,048	—
Total stockholders’ equity	41,022,133	75,409,042

Total liabilities and stockholders’ equity	$63,748,376	$93,321,627